Exhibit 99-B.4.5

ING Life Insurance and Annuity Company

ENDORSEMENT

The Contract and Certificate, if applicable, are hereby endorsed as follows:

For all loans effective on and after January 1, 2004:

We reserve the right not to grant a loan request if the Participant has an outstanding loan in default.

Endorsed and made part of the Contract and Certificate, if applicable, on the effective date of the Contract.

/s/ Brian D. Comer Brian D. Comer
President ING Life Insurance and Annuity Company

E-LNDFLT(1/04)